As filed with the Securities and Exchange Commission on February 6, 2023

Registration No. 333-263435

Registration No. 333-255482

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-263435

Form S-8 Registration Statement No. 333-255482

UNDER

THE SECURITIES ACT OF 1933

KNOWBE4, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4827930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

33 N. Garden Avenue, Suite 1200 Clearwater, Florida	33755
(Address of Principal Executive Offices)	(Zip Code)

KnowBe4, Inc. 2021 Equity Incentive Plan

KnowBe4, Inc. 2021 Employee Stock Purchase Plan

KnowBe4, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Sjoerd Sjouwerman

Chief Executive Officer

33 N. Garden Avenue, Suite 1200

Clearwater, Florida 33755

(Name and address of agent for service)

(855) 566-9234

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of KnowBe4, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form  S-8 (File No. 333-255482), filed with the SEC on April 23, 2021, registering (i) 17,886,365 shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”), reserved for issuance pursuant to the KnowBe4, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 3,350,000 shares of Class A common stock reserved for issuance pursuant to the KnowBe4, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (iii) 14,102,633 shares of Class A common stock reserved for issuance pursuant to the KnowBe4, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”), and (iv) 14,102,633 shares of Class B common stock, par value $0.00001 per share (the “Class B common stock”), reserved for issuance pursuant to the 2016 Plan.

2.

Registration Statement on Form S-8 (File No. 333-263435), filed with the SEC on March 10, 2022, registering (i) 8,713,635 shares of Class A common stock reserved for issuance pursuant the 2021 Plan and (ii) 1,742,727 shares of Class A common stock reserved for issuance pursuant to the 2021 ESPP.

On February 1, 2023, pursuant to an Agreement and Plan of Merger, dated October 11, 2022, by and among Oranje Holdco, LLC (“Parent”), Oranje Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining shares of Class A common stock and Class B common stock (collectively, the “Shares”) registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on February 6, 2023.

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman
Name: Sjoerd Sjouwerman
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.